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Exhibit 23.1

Consent of Independent Auditors


We consent to the incorporation by reference in the TransMontaigne Inc. Registration Statements on Form S-8 (Nos. 333-34579; 333-15055; 333-04405), and on Form S-3 (No. 333-23691), of our report dated October 14, 1998, with respect to the balance sheets of Louis Dreyfus Energy Corporation - Atlanta Division as of May 31, 1998 and 1997, and the related statements of operations and shareholder's net investment and cash flows for each of the years in the three-year period ended May 31, 1998, included in this Current Report on Form 8-K/A filed by TransMontaigne Inc.


Ernst & Young LLP
Stamford, Connecticut
December 21, 1998

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